Exhibit 99.1

Plug Power is changing the way the world moves by developing industry-leading hydrogen fuel cell energy solutions for high growth markets around the globe. Plug Power 2017 Second Quarter Update Letter Highlights for Second Quarter 2017 and Subsequent Events • Signed agreement with Amazon for multi-site GenKey deployments and technology collaboration; representing approximately $70.0 million in 2017 revenue Signed new Walmart agreement for the proposed deployment of an additional 30 GenKey sites by the end of 2019, with 10 sites scheduled for deployment in 2017 worth an estimated contract value of $80.0 million Negotiated revised project financing terms with Walmart resulting in low-single-digit interest rates and the removal of any cash restrictions from transactions in 2017 and beyond, greatly improving up-front cash Continued progress for the internal and external testing and implementation of ProGen prototypes across on-road applications for FedEx and China initiatives Completed $47.0 million in new contract bookings bringing the year to date total to nearly $112.0 million Amended loan facility with NY Green Bank, increasing the commitment by $20.0 million to total $45.0 million Deployed 4 additional GenKey sites (including two PPA (power purchase agreement) sites), and 891 GenDrive units, in line with our expectations Total GAAP gross revenues of $22.6 million Fuel cell systems and infrastructure quarterly gross profit margins of 25%, with GenDrive coming in at 31%. Service gross margins near breakeven GAAP diluted loss per share of $0.19, and adjusted loss per share of $0.10 (excluding warrant related charges) Reconfirm full-year 2017 guidance, including GAAP gross revenue of $130.0 million, adjusted gross margins (excludes the impact of non-cash Amazon and Walmart warrant charges) within the range of 8% - 12% and free cash flow use of $25.0 - $35.0 million • • • • • • • • • • Executive Summary The Plug Power plant in Latham is active, as we have ramped up manufacturing to deliver third quarter production, which will be the largest quarter by far in the Company’s history, with an estimated 10 GenKey sites and nearly 3,000 GenDrive units to be deployed. In the second quarter we prepared for this ramp procuring parts, preparing sites and hiring and training new employees to make the GenDrive units and GenFuel infrastructure, and to support the new sites as they are deployed. We are well on our way, staying on schedule, and look forward to sharing more about our progress and achievements in the coming months. In addition to our operations ramp up, Plug Power’s second quarter 2017 saw continued execution of our efforts to improve our business model, improve margins, and expand our multi-site customer base. These efforts allow Plug Power to enter the back-half of 2017 from a position of strength, allowing us to reconfirm our full-year 2017 guidance, and ultimately setting up the business for continued growth in 2018. 1

On the heels of the second quarter Amazon multi-site GenKey deal, Plug Power recently announced the expansion of our collaboration with Walmart. This is yet another landmark transaction that reinforces our position as the leader in the commercialization and innovation in fuel cell technologies. Plug Power is enabling the world’s largest retailer to lower costs and improve productivity through the adoption of hydrogen fuel cell systems. The deal with Walmart meaningfully improves the economics of each new deployment for Plug Power and includes revised terms that will allow us to access project financing at a lower cost of capital and without restricted cash, enabling future transactions to be cash flow positive upfront. Amid the significant progress expanding our multi-site customer base within the material handling segment, we continue to execute on other key initiatives that will position Plug Power for long-term success. Cost reductions for GenDrive hydrogen fuel cells and GenFuel hydrogen fueling stations continue as projected, and our penetration into on-road applications remains on track, highlighted by positive testing results during the second quarter of our ProGen prototype engines for both our FedEx and China programs. In addition, in July, we expanded our credit facility with NY Green Bank from $25 to $45 million, resulting in increased financial flexibility and additional strategic capital to comfortably grow our material handling business while pursuing attractive growth opportunities. Undeniably, our business is growing rapidly, with this year’s performance to date falling in line with the expectations that we laid out in February. Our ability to secure Amazon, coupled with significantly improved project financing terms with Walmart, gives us full confidence to execute on our future goals with some of our largest headwinds behind us. Looking to the next six months, we will begin to realize the positive economic impact of the key agreements signed in the first half of the year, as our leadership in the fuel cell market combined with our continued focus on operational execution leaves us well positioned to deliver on our path to profitability. Our long-term strategy remains to leverage our current success and effectively penetrate a massive addressable market that continues to evolve as we move towards greater adoption of vehicle electrification. We are building a business that is well positioned to adapt to new applications and access global market opportunities quickly and profitably, which in turn, will allow Plug Power to continue to unlock shareholder value. Preparing for the Largest Quarter in the Company’s History As we communicated at the beginning of the year, the second half of 2017 is going to represent approximately 70% of the full year financial goals. In order to achieve this, we had to start work in the first half to ensure we could meet the ramp-up in production. We worked with our supply chain to ensure we had the right inventory at the right time, adjusted workflows in the factory to improve throughput while maintaining quality, hired and trained new production and service employees and executed on engineering projects to continue the improvements in performance and cost across our product offerings. 2

Our forecast for the third quarter includes delivering 10 full GenKey sites and nearly 3,000 GenDrive units across a number of customers. To put this into perspective, our largest quarter to date has been nearly 1,200 units delivered, and the third quarter will represent an increase of over 20% in the number of GenFuel sites installed, and approximately an 18% increase in the number of GenDrive units deployed, in our history. As we noted earlier, we had to bolster our purchasing and manufacturing earlier in the year to deploy a quarter so large. This had us use a larger proportion of cash in the first half of the year. We anticipate the second half of the year being cash flow positive with over $130 million in cash collections, which should put us in-line with our guidance for the year. The sales team continued to close new business, and work with our existing customers on fleet expansions and future opportunities. As we have noted previously, our goal is to continue to convert customers to longer-term multi-site commitments. Success in meeting this goal improves visibility, smooths seasonality and helps further reduce costs as we can better plan and leverage our supply base. There will be more to come on new customer progress in the coming quarters. Customer Expansion and Engagement We kicked off the second quarter with a major event in the signing of the strategic GenKey agreement with Amazon, which will generate approximately $70 million in revenue for the full-year 2017, and we expect continued growth in 2018 and beyond. Shortly thereafter, on July 21st, we announced an expansion of our relationship with Walmart to provide our GenKey hydrogen fuel cell energy solutions to an expected 30 additional sites in North America over the next three years. Ten of these sites are already under contract and scheduled to be finished by the end of 2017. These two transformational deals will have a significant impact on Plug Power’s strategic trajectory and long-term financial visibility. Specifically, these agreements will be accretive to our cash position, accelerate our path to profitability, and provide Plug Power with two collaborative partners that share our excitement for the opportunities that lie ahead for hydrogen fuel cell technologies. Further, the magnitude of the commitment from two preeminent global companies sends a clear message to both current and prospective Plug Power customers of the significant value proposition of our GenKey solution, and provides significant leverage as we explore and deploy ProGen engines in new markets around the world. Finally, this gives Plug Power a strong base of business to build off of in 2017 and beyond, not only to continue to grow revenues, but to continue to rapidly reduce costs as volumes and visibility increase. 3

Cumulative GenDrive Deployments


7,400
8,300
9,500
10,800
11,700
12,700
13,600
14,800
15,200
16,100
Q1 '15
Q2 '15
Q3 '15
Q4 '15
Q1 '16
Q2 '16
Q3 '16
Q4 '16
Q1 '17
Q2 '17

Cumulative GenKey Sites Installed


10
13
18
24
27
33
37
42
44
48
Q1 '15
Q2 '15
Q3 '15
Q4 '15
Q1 '16
Q2 '16
Q3 '16
Q4 '16
Q1 '17
Q2 '17

Walmart expands program to an estimated 30 additional sites

Walmart has been a long-term partner to Plug Power and a pioneer in utilizing hydrogen fuel cell solutions in their material handling operations. Dating back to 2008, Walmart was one of the first customers to test beta systems of what is now our GenDrive product line. Over the subsequent years, they have provided invaluable feedback, along with operational and technical data, that allowed us to rapidly integrate designs to improve performance and reliability, and reduce costs. Their support helped us refine our understanding of the business case and accelerate product development, leading to the rapid expansion of the depth and breadth of the product line. Leading up to the first multi-site announcement in 2014, Walmart provided input and feedback as we introduced our GenKey offering, and since then has acted as a beta tester of some of our key product advancements, such as the first air-cooled and liquid-cooled ProGen engines, our industry-leading SiteView IoT-based data acquisition and analysis suite, and product enhancements to our GenFuel infrastructure.

Today, Walmart operates the largest fleet of hydrogen fuel cell-powered electric vehicles globally, with more than 6,600 units in over 29 distribution centers across North America. The new agreement builds on the company's existing relationship and better positions Plug Power to strengthen its balance sheet, further innovate new products, and increase our position as the global leader in hydrogen fuel cell solutions.

The new agreement:

- reaffirms our value proposition and is an indicator to new potential customers of the value fuel cells could offer their business;
- enables us to improve our operating visibility and cost structure, allowing our stakeholders a higher level of financial predictability;
- extends a historically successful collaboration in the development of fuel cell products for material handling, to new potential offerings; and
- provides Walmart with an equity position that is designed to grow as they spend up to $600 million with Plug Power and also tightens our working-relationship.

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As mentioned previously, we are excited that the agreement includes revised deal terms that will allow us to access project financing at a lower cost of capital and without restricted cash, enabling future transactions to be cash flow positive up front. This financing topic is critically important, as it has been an issue and a headwind we have discussed openly, and we are pleased we can now focus on the future, scaling the business more effectively and profitably. With approximately $80 million in value expected to be recognized over the term of the first ten contracts, the Walmart agreement confirms our ability to outfit the global leading retailer with material handling power solutions. In addition to driving significant value for our shareholders, our progress in material handling will also be leveraged in the continued collaboration between Walmart and Plug Power on the evaluation, development, testing, and commercialization of new and novel motive power products and applications that utilize the Company’s ProGen line of fuel cell engines. In efforts to align Walmart’s future business with Plug Power’s long-term success, we have granted Walmart common stock warrants that will vest in installments tied to revenue, totaling up to $600 million in potential business. We believe this warrant agreement will help solidify our partnership and will allow Walmart to capture a portion of the value creation that they have helped to unlock. 5

Execution and Expansion in Europe We continue to make progress in expanding our European market. With Carrefour, the second largest retailer globally, we have the first site up and running. Carrefour has been pleased with the efficiency and cost savings these units are bringing to their operations, and we are in discussions to roll out additional sites in 2018. Echoing our philosophy in the United States, we are focused on larger customers with whom we can establish long-term relationships, and who can quickly realize the value of our GenKey deployments across multiple sites. Our agreement with Carrefour, as well as our work with IKEA and others, has been valuable to attract more large retailers in this market and begin to drive a similar growth trajectory in Europe as we have seen in North America. Finally, we are actively engaging our North American customers who have operations worldwide on how to expand with them internationally. ProGen Integration in New Applications In the first quarter, we shipped our first ProGen units to FedEx, and began testing the first prototype delivery truck in the second quarter. The results of the tests were positive, confirming power, efficiency, and communication with the existing Workhorse electric vehicle (EV) systems. The progression of this testing remains on-schedule and Plug Power expects full-functioning ProGen-powered vehicles to begin on-road testing/trials in the third quarter. We saw favorable results from our first ProGen systems shipped to China for use in 5 ton and 7.5 ton delivery trucks, with initial regulatory testing results meeting our expectations. On-road testing has already begun, and we project significant on-road testing to continue during the third quarter. The achievements to-date of our FedEx and China on-road development programs demonstrate our ability to leverage what we have learned from our success in material handling, in order to facilitate and expedite entry into new markets. The flexibility of our modular ProGen engine design gives us increasing confidence in the role that hydrogen fuel cell technologies can play across a broad set of applications. Q2 Operational Performance and Financial Results Total GAAP gross revenue for the second quarter of 2017 was $22.6 million, compared to $20.5 million in the second quarter of 2016, and reflected delivery of four sites in total, including two under a PPA arrangement, falling in line with our previous guidance. Second quarter 2017 6 revenue represents 24.1% year-over-year growth in recurring revenue streams, showing the continued growth of our business model and contracted revenue backlog. We continue to have strong visibility to the GenKey sites and GenDrive units we anticipate shipping for the full year, with nearly all of the orders in backlog. We have confidence that the sales team will continue to close additional new bookings to further build backlog for Q4 and 2018 deployments. Included in our financial results is $1.8 million of provision for common stock warrants reported as a reduction of revenue, and $7.1 million provision for common stock warrants and related expenses reported as operating expenses. These charges are associated with accounting for warrants vested as part of the Amazon agreement. Future revenue reductions will occur for the fair value of warrants over time from both Amazon and Walmart deployments, based on up to $600 million of qualified purchases for each, given the associated warrant agreements and required accounting. Key operating metrics: • 891 total GenDrive units deployed for the three months ended June 30, 2017, versus 955 units for the three months ended June 30, 2016 4 sites installed for the three months ended June 30, 2017 (including two completed as a PPA site), versus 6 sites installed for the three months ended June 30, 2016 (including three completed as PPA sites) Approximately 13,000 GenDrive units under service or PPA contract at June 30, 2017, versus approximately 10,000 under service or PPA contract at June 30, 2016 46 sites under fuel delivery contract at June 30, 2017, versus 31 sites under contract at June 30, 2016 • • • GAAP gross margin for the second quarter of 2017 was negative $3.5 million, or 17.0% of sales, compared to a GAAP gross margin of $0.4 million, or 1.9% of sales, in the second quarter of 2016. Excluding the $1.8 million Amazon warrant charge in the second quarter of 2017, adjusted gross margin represented negative 7.6% of sales. The year-over-year decline in GAAP gross margins is primarily a result of the provision for the cost of the Amazon warrants, and a revenue mix less weighted on product sales and more heavily weighted towards recurring streams, which currently have lower margin profiles given they are relatively newer offerings, but are scaling. Two highlights for the quarter were GenDrive gross margins coming in at 31%, and service margins near breakeven. While service will see some variability quarter-to-quarter, we are seeing a positive trend in service costs and continue to target sustainable positive gross margins for service in 2018 Net loss attributable to common shareholders for the second quarter of 2017 was $42.6 million, or $0.19 loss per share on a diluted basis, or a loss of $0.10 on an adjusted basis. This compares to a net loss attributable to common shareholders in the second quarter of 2016 of $13.2 million, or $0.07 loss per share on a diluted basis. 7

Cash and Liquidity: Free cash flow for the second quarter of 2017 was an outflow of $45.4 million compared to $24.1 million in the second quarter of 2016. Free cash flow is defined as the sum of cash flows from operating and investing activities, plus inflows from project financing for PPA sites. For context, given timing of conversion from system deployment to cash in 2017, effectively all collections for deployments in 2017 will occur in the second half. As of June 30, 2017, Plug Power had a total cash position of $54.1 million, including cash and cash equivalents of $2.1 million and restricted cash of $52.0 million. Our reduction in available cash is the result of increased upfront capital commitments needed to meet demands of our recently executed agreements with Walmart, Amazon and other customers, versus timing of receivable to cash conversions. Over $13.6 million of cash was collected on July 5th as a result of financing three PPA sites deployed in the first half of the year, along with other cash collected in early July from other customer earlier deployments. With the inclusion of the $20 million Green Bank financing completed on July 21, 2017, the Company has secured capital to fund the residual build for 2017 and will be supplemented by the collections of accounts receivable in the final half of the year, which are projected to exceed $130 million. We reiterate our full-year projection for free cash flow used of $25-$35 million. The use of cash in the second quarter was consistent with our full year expectations given timing of 2017 deployments and timing for receivable to cash conversions. 2017 Outlook We are reiterating our full-year 2017 guidance. The third quarter will be a benchmark quarter, as we continue to grow the top line, expand our cost reduction programs and drive new customers for continued growth, leading to sustainable positive cash flow in the second half of 2018 and beyond. Further, our execution during the first half of the year has paved the way for a positive impact on our liquidity position going forward as we realize the cash from site and system deployments. The recent execution of our business strategy is not only putting Plug Power in a position to achieve our full-year objectives, but also has important long-term implications, including visibility into future deployments as well as our ability to monetize investments we are making to expand into new applications and markets. Andrew Marsh, President and CEO Paul Middleton, Chief Financial Officer 8

Conference Call Information The Company will host a live conference call and webcast: Date: August 8, 2017 Time: 10:00 am ET Toll-free: 877-407-9221 The webcast can be accessed at www.plugpower.com, selecting the conference call link on the home page, or directly at https://event.webcasts.com/starthere.jsp?ei=1156569&tp_key=adbac36a20. A playback of the call will be available online for a period following the event. About Plug Power Inc. The architect of modern hydrogen and fuel cell technology, Plug Power is the innovator that has taken hydrogen and fuel cell technology from concept to commercialization. Plug Power has revolutionized the material handling industry with its full-service GenKey solution, which is designed to increase productivity, lower operating costs and reduce carbon footprints in a reliable, cost-effective way. The Company’s GenKey solution couples together all the necessary elements to power, fuel and serve a customer. With proven hydrogen and fuel cell products, Plug Power replaces lead acid batteries to power electric industrial vehicles, such as the lift trucks customers use in their distribution centers. Extending its reach into the on-road electric vehicle market, Plug Power’s ProGen platform of modular fuel cell engines empowers OEMs and system integrators to rapidly adopt hydrogen fuel cell technology. ProGen engines are proven today, with thousands in service, supporting some of the most rugged operations in the world. Plug Power is the partner that customers trust to take their businesses into the future. www.plugpower.com. Cautionary Note on Forward Looking Statements This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about the Company, including but not limited to statements about the Company’s expectations regarding full year 2017 revenue, shipments, gross margin, bookings and cash usage, the impact of the Amazon and Walmart relationships and the 2017 revenue to be derived from those relationships, third quarter cash collections and deployment of GenKey sites and GenDrive units, improving liquidity, achieving positive cash flow in the second half of 2017, growth in 2018, future cost reductions, expansion in Europe, further testing and expansion of applications for ProGen and achieving positive gross service margins in 2018. Investors are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that the Company continues to incur losses and might never achieve or maintain profitability; the risk that the Company will need to raise additional capital to fund its operations and such capital may not be available; the risk that the Company’s lack of extensive experience in manufacturing and marketing products may impact its ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or be converted to revenue, in whole or in part; the risk that a loss of one or more of the Company’s major customers could result in a material adverse effect on the Company’s financial condition; the risk 9 that a sale of a significant number of shares of stock could depress the market price of the Company’s common stock; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls; the Company’s ability to attract and maintain key personnel; the risks related to the use of flammable fuels in the Company’s products; the risk that pending orders may not convert to purchase orders, in whole or in part; the cost and timing of developing, marketing and selling the Company’s products and the Company’s ability to raise the necessary capital to fund such costs; the Company’s ability to obtain financing arrangements to support the sale or leasing of its products and services to customers; the Company’s ability to achieve the forecasted gross margin on the sale of its products; the cost and availability of fuel and fueling infrastructures for the Company’s products; the risk of elimination of government subsidies and economic incentives for alternative energy products; market acceptance of the Company’s products and services, including GenDrive units; the Company’s ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for the Company’s products; the Company’s ability to develop commercially viable products; the Company’s ability to reduce product and manufacturing costs; the Company’s ability to successfully market, distribute and service its products and services internationally; the Company’s ability to improve system reliability for its products; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the Company’s ability to protect its intellectual property; the cost of complying with current and future federal, state and international governmental regulations; the risks associated with potential future acquisitions; the volatility of the Company’s stock price; and other risks and uncertainties referenced in the Company’s public filings with the SEC. For additional disclosure regarding these and other risks faced by the Company, see disclosures contained in the Company’s public filings with the SEC, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Investors should consider these factors in evaluating the forward-looking statements included in this communication and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and the Company undertakes no obligation to update such statements as a result of new information. Plug Power Investor Contact John Cococcia investors@plugpower.com Plug Power Media Contact Teal Vivacqua media@plugpower.com 10

PLUG POWER

Financial Tables

Plug Power Inc.
Selected Financial Data
(Dollars in 000's except per share amounts)

	For the three months ended June 30, 2017	For the three months ended June 30, 2016	For the six months ended June 30, 2017	For the six months ended June 30, 2016
Revenue:				
Sales of fuel cell systems and related infrastructure	$ 8,560	$ 9,121	$ 10,757	$ 14,339
Services performed on fuel cell systems and related infrastructure	5,049	5,360	10,198	10,633
Power Purchase Agreements	4,945	3,062	9,256	5,768
Fuel delivered to customers	3,986	2,638	7,477	4,648
Other	64	278	151	403
Gross revenue	$ 22,604	$ 20,459	$ 37,839	$ 35,791
Provision for common stock warrants	(1,820)	-	(1,820)	-
Net revenue	$ 20,784	$ 20,459	$ 36,019	$ 35,791
Gross (loss) profit:				
Sales of fuel cell systems and related infrastructure	$ 2,119	$ 1,078	$ 2,030	$ 2,398
Services performed on fuel cell systems and related infrastructure	(19)	(566)	(1,436)	(1,076)
Provision for loss contracts related to service	-	1,071	-	1,071
Power Purchase Agreements	(2,505)	(554)	(4,809)	(729)
Fuel delivered to customers	(1,317)	(570)	(1,975)	(971)
Other	(1)	(75)	(12)	(139)
Provision for common stock warrants	(1,820)	-	(1,820)	-
Total gross (loss) profit	$ (3,543)	$ 384	$ (8,022)	$ 554
Research and development expense	$ 6,625	$ 5,201	$ 12,623	$ 10,031
Selling, general and administrative expense	17,904	8,559	27,049	16,849
Total operating expenses	$ 24,529	$ 13,760	$ 39,672	$ 26,880
Net loss attributable to common shareholders	$ (42,645)	$ (13,154)	$ (69,719)	$ (24,934)
Diluted net loss per share	$ (0.19)	$ (0.07)	$ (0.34)	$ (0.14)
Adjusted diluted net loss per share	(0.10)	(0.08)	(0.22)	(0.15)
EBITDAS	$ (14,901)	$ (10,109)	$ (29,916)	$ (20,126)
Free cash flow	(45,382)	(24,051)	(75,380)	(17,888)

	At June 30, 2017	At December 31, 2016
Cash, cash equivalents and restricted cash	$ 54,122	$ 100,636

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PLUG POWER

Plug Power Inc.
Reconciliation of Non-GAAP Financial Measures
(Dollars in 000's)

Reconciliation of Reported Operating Loss to EBITDAS	For the three months ended June 30, 2017	For the three months ended June 30, 2016	For the six months ended June 30, 2017	For the six months ended June 30, 2016
Operating loss, as reported	$ (28,072)	$ (13,376)	$ (47,694)	$ (26,326)
Stock-based compensation	2,330	2,160	4,792	4,377
Depreciation and amortization	2,328	1,107	4,473	1,823
Provision for common stock warrants	8,513	-	8,513	-
EBITDAS	$ (14,901)	$ (10,109)	$ (29,916)	$ (20,126)

Reconciliation of Reported Net Loss to Adjusted Net Loss	For the three months ended June 30, 2017	For the three months ended June 30, 2016	For the six months ended June 30, 2017	For the six months ended June 30, 2016
Net loss attributable to common shareholders, as reported	$ (42,645)	$ (13,154)	$ (69,719)	$ (24,934)
Provision for common stock warrants, including legal and other related fees	8,938	-	8,938	-
Change in fair value of common stock warrant liability	12,296	(1,456)	14,576	(2,734)
Adjusted net loss attributable to common shareholders	$ (21,411)	$ (14,610)	$ (46,205)	$ (27,668)
Adjusted diluted net loss per share	$ (0.10)	$ (0.08)	$ (0.22)	$ (0.15)
Diluted weighted average number of common shares outstanding	220,310,678	180,282,904	205,748,184	180,204,334

Reconciliation of Reported Gross Loss to Adjusted Gross (Loss) Profit	For the three months ended June 30, 2017	For the three months ended June 30, 2016	For the six months ended June 30, 2017	For the six months ended June 30, 2016
Gross (loss) profit, as reported	$ (3,543)	$ 384	$ (8,022)	$ 554
Provision for common stock warrants	1,820	-	1,820	-
Adjusted gross (loss) profit	$ (1,723)	$ 384	$ (6,202)	$ 554

Free Cash Flow	For the three months ended June 30, 2017	For the three months ended June 30, 2016	For the six months ended June 30, 2017	For the six months ended June 30, 2016
Net cash used in operating activities	$ (34,476)	$ (8,845)	$ (58,335)	$ (15,761)
Net cash used in investing activities	(10,906)	(15,206)	(20,545)	(28,842)
Project financing for PPA sites	-	-	3,500	26,715
Free cash flow	$ (45,382)	$ (24,051)	$ (75,380)	$ (17,888)

To supplement the Company's unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used EBITDAS, adjusted diluted net loss per share, adjusted gross (loss) profit and free cash flow, which are non-GAAP measures. These non-GAAP measures are among the indicators management uses as a basis for evaluating the Company's financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company's economic performance year over year. In addition, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

EBITDAS, adjusted diluted net loss per share, adjusted gross(loss) profit and free cash flow are not measures of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. EBITDAS is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and share related expense.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Further, EBITDAS exclude certain expenses, such as depreciation and amortization expense, which represent significant and unavoidable operating costs of our business. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDAS only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

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